Exhibit 99.1

Moody’s Corporation Reports Results for First Quarter 2009

  Reported 1Q09 EPS of $0.38; excluding restructuring, 1Q09 EPS of $0.41
  1Q09 revenue of $408.9 million, down 5% from prior-year period
  Reaffirming FY 2009 EPS guidance of $1.40 to $1.50

NEW YORK--(BUSINESS WIRE)--April 29, 2009--Moody’s Corporation (NYSE: MCO) today announced results for the first quarter 2009.

Summary of Results for First Quarter 2009

Moody’s reported revenue of $408.9 million for the three months ended March 31, 2009, a decrease of 5% from $430.7 million for the first quarter of 2008. Operating income for the quarter was $148.9 million, a 25% decline from $199.3 million for the same period last year. Diluted earnings per share were $0.38 for the first quarter of 2009, and included a charge of $0.03 relating to restructuring actions in the quarter. Excluding the restructuring charge, diluted earnings per share declined 15% to $0.41 for the quarter versus $0.48 in the prior-year period.

“Moody’s results in the first quarter reflected some improvement in credit market activity compared to the fourth quarter of 2008, despite the broader economic downturn,” said Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s. “While we are encouraged by the increased level of activity, certain areas of the credit markets remain largely inactive and we continue to expect only limited recovery in 2009. As a result, we are reaffirming our full-year 2009 EPS guidance of $1.40 to $1.50.”

First Quarter Revenue

For Moody’s Corporation overall, global revenue of $408.9 million declined 5% from the first quarter of 2008. U.S. revenue of $208.9 million for the first quarter of 2009 decreased 10% from the first quarter of 2008, while non-U.S. revenue of $200.0 million increased 1% from the prior-year period. Non-U.S. revenue accounted for 49% of Moody’s total revenue for the quarter, up from 46% in the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the first quarter of 2009 was $270.2 million, a decrease of 9% from the prior-year period. U.S. revenue of $145.4 million for the first quarter of 2009 decreased 13% from the first quarter of 2008. Outside the U.S., revenue of $124.8 million declined 5% from the year-ago period.

Within the ratings business, global structured finance revenue totaled $72.4 million for the first quarter of 2009, a decrease of 29% from a year earlier. U.S. structured finance revenue decreased 42%, due to limited new issuance. Non-U.S. structured finance revenue decreased 16%, driven by declines in European credit derivatives ratings.

Global corporate finance revenue of $84.1 million in the first quarter of 2009 increased 15% from the same quarter of 2008. U.S. corporate finance revenue increased 18% from the first quarter of 2008. Outside the U.S., revenue increased 9% from the prior-year period. Growth was driven by strong issuance of investment-grade bonds primarily due to refinancing of maturing debt.

Global financial institutions revenue of $56.3 million in the first quarter of 2009 decreased 16% compared to the same quarter of 2008. Financial institutions revenue in the U.S. decreased 26% due to issuance declines in the insurance and banking sectors. Outside the U.S., revenue decreased 7% as issuance growth was more than offset by unfavorable foreign currency impact.

Global public, project and infrastructure finance revenue was $57.4 million for the first quarter of 2009, increasing 3% from the first quarter of 2008. U.S. revenue was about flat with the prior-year period as solid infrastructure finance activity offset lower issuance in the municipal sector. Non-U.S. revenue increased 8% with strong increases in public finance issuance in Europe.

Global revenue for Moody’s Analytics for the first quarter of 2009 reached $138.7 million, up 5% from the same quarter of 2008. Subscription revenue of $117.0 million was about flat with the prior-year period, and continued to represent more than 80% of Moody’s Analytics revenue. Software revenue, which includes the effect of the Fermat acquisition in October 2008, grew 69% while revenue in the consulting business grew 17% from the prior-year period.

In the U.S., Moody’s Analytics revenue of $63.5 million for the first quarter of 2009 decreased 4% from the first quarter of 2008. Weakness among financial services customers resulted in higher customer attrition that was partially offset by new subscription contracts, software licenses and consulting engagements. Outside the U.S., revenue increased 13% over the prior-year period to $75.2 million, reflecting the impact of acquisitions made in 2008.

First Quarter Expenses

First quarter 2009 expenses for Moody’s Corporation of $260.0 million were 12% higher than in the prior-year period. Excluding the restructuring charge of $11.8 million, expenses were 7% higher than in the prior-year period. Moody’s reported operating margin for the first quarter of 2009 was 36.4%. Excluding the restructuring charge, operating margin was 39.3%.

First Quarter Effective Tax Rate

Moody’s effective tax rate was 35.7% for the first quarter of 2009, compared with 38.4% for the prior-year period. The decrease was due primarily to a larger portion of taxable income generated in lower tax jurisdictions outside the U.S. and net reductions to tax and tax-related liabilities.

Share Repurchases and Debt Capacity

During the first quarter of 2009 Moody’s had no share repurchase activity and issued 0.7 million shares under employee stock-based compensation plans. Outstanding shares as of March 31, 2009 totaled 235.7 million, representing a 4% decrease from a year earlier. Additionally, as of March 31, 2009, Moody’s had $1.4 billion of share repurchase authority remaining under its current program. At quarter-end, Moody’s had $1.4 billion of outstanding debt and approximately $300 million of additional debt capacity available under its revolving credit facility.

Assumptions and Outlook for Full-Year 2009

Moody’s outlook for 2009 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the impact of government-sponsored economic stabilization initiatives. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ materially from our current outlook.

Moody’s is reaffirming its 2009 full-year EPS guidance; however, other components of 2009 guidance have been modified to reflect our current view on credit market conditions and implications for the Company. This outlook assumes foreign currency translation in 2009 at current exchange rates. For Moody’s overall, the Company now expects full-year 2009 revenue to decline in the mid-single-digit percent range. Revenue expectations for certain areas have changed based on conditions specific to those sectors and geographies. We continue to anticipate issuance-based revenue to reflect generally weak conditions throughout 2009. We expect a more constant level of expense throughout 2009 versus 2008, with full-year 2009 expenses expected to increase in the low- to mid-single-digit percent range. Full-year 2009 operating margin is projected in the mid- to high-thirties percent range. The Company expects diluted earnings per share for full-year 2009 in the range of $1.40 to $1.50.

For the global MIS business, we expect revenue for the full-year 2009 to decline in the high-single-digit percent range, both in the U.S. and internationally. We now expect structured finance revenue for full-year 2009 to decrease in the low-twenties percent range, with declines across all asset classes. Corporate finance revenue for full-year 2009 is now expected to be about flat with full-year 2008, reflecting higher issuance forecasts for ongoing refinancing activity. Revenue from financial institution ratings is now expected to decline in the mid-single-digit percent range and we expect public, project and infrastructure finance revenue for full-year 2009 to be about flat with full-year 2008.

For Moody’s Analytics, we anticipate full-year 2009 revenue growth in the mid-single-digit percent range. We expect strong growth in software and consulting revenue to offset a decline in subscription revenue in the low-single-digit percent range. Within the U.S., we now project Moody’s Analytics revenue to decline in the low-single-digit percent range. Outside the U.S., we expect Moody’s Analytics revenue to increase in the low-double-digit percent range.

*****

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which encompasses the growing array of Moody’s non-ratings businesses including risk management software for financial institutions, quantitative credit analysis tools, economic research and data services, data and analytical tools for the structured finance market, and training and other professional services. The Corporation, which reported revenue of $1.8 billion in 2008, employs approximately 3,900 people worldwide and maintains a presence in 29 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2009 and other forward-looking statements in this release are made as of April 29, 2009, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations; regulations relating to the oversight of Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (unaudited)

	Three Months Ended
	March 31,

	2009	2008
Amounts in millions, except per share amounts

Revenue	$408.9	$430.7

Expenses:
Operating	122.4	119.9
Selling, general and administrative	110.2	99.7
Restructuring	11.8	(0.7)
Depreciation and amortization	15.6	12.5
Total expenses	260.0	231.4

Operating income	148.9	199.3
Non-operating (expense) income, net
Interest (expense) income, net	(3.3)	(11.5)
Other non-operating (expense) income, net	(4.0)	8.9
Total	(7.3)	(2.6)
Income before provision for income taxes	141.6	196.7
Provision for income taxes	50.5	75.5
Net income	91.1	121.2
Less: net income attributable to noncontrolling interests	0.9	0.5
Net income attributable to Moody's Corporation	$90.2	$120.7

Earnings per share attributable to Moody's common shareholders
Basic	$0.38	$0.49
Diluted	$0.38	$0.48

Weighted average number of shares outstanding
Basic	235.4	247.4
Diluted	236.5	251.0

Moody's Corporation
Supplemental Revenue Information (unaudited)

	Three Months Ended
	March 31,

Amounts in millions	2009	2008

Moody's Investors Service
Structured Finance	$72.4	$102.4
Corporate Finance	84.1	73.3
Financial Institutions	56.3	67.0
Public, Project and Infrastructure Finance	57.4	55.5
Intersegment royalty	14.7	16.0
Sub-total MIS	284.9	314.2
Eliminations	(14.7)	(16.0)
Total MIS revenue	270.2	298.2

Moody's Analytics
Subscriptions	117.0	118.2
Software	16.1	9.5
Consulting	5.6	4.8
Total MA revenue	138.7	132.5

Total Moody's Corporation revenue	$408.9	$430.7

Moody's Corporation revenue by geographic area

United States	$208.9	$232.9
International	200.0	197.8

	$408.9	$430.7

Moody's Corporation
Selected Consolidated Balance Sheet Data (unaudited)

	March 31,	December 31,
	2009	2008
Amounts in millions

Cash and cash equivalents	$341.7	$245.9
Short-term investments	6.8	7.1
Total current assets	856.1	809.1
Non-current assets	917.5	964.3
Total assets	1,773.6	1,773.4
Total current liabilities	1,338.8	1,393.1
Total debt (1)	1,410.5	1,467.7
Other long-term liabilities	632.6	616.4
Total shareholders' deficit	(947.8)	(986.1)
Total liabilities and shareholders' deficit	1,773.6	1,773.4

Actual number of shares outstanding	235.7	235.1

(1) Includes long-term debt of $750.0 million at March 31, 2009 and December 31, 2008. Additionally, this includes amounts outstanding under the Company's commercial paper program and revolving credit facility of $192.5 million and $468.0 million, respectively, at March 31, 2009, and $104.7 million and $613.0 million, respectively, at December 31, 2008, which are included in total current liabilities.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (unaudited)

	Three Months Ended March 31,

Amounts in millions, except per share amounts	2009			2008
			Non-GAAP			Non-GAAP
	As		Financial	As		Financial
	Reported	Adjustments	Measures *	Reported	Adjustments	Measures *

Revenue	$408.9	$-	$408.9	$430.7	$-	$430.7
Expenses	260.0	(11.8)	248.2	231.4	0.7	232.1
Operating income	148.9	11.8	160.7	199.3	(0.7)	198.6
Non-operating (expense) income, net	(7.3)	-	(7.3)	(2.6)	-	(2.6)
Income before provision for income taxes	141.6	11.8	153.4	196.7	(0.7)	196.0
Provision for income taxes	50.5	4.5	55.0	75.5	(0.3)	75.2
Net income	91.1	7.3	98.4	121.2	(0.4)	120.8
Less: net income attributable to noncontrolling interests	0.9	-	0.9	0.5	-	0.5
Net income attributable to Moody's Corporation	$90.2	$7.3	$97.5	$120.7	$(0.4)	$120.3

Earnings per share attributable to Moody's common shareholders
Basic	$0.38		$0.41	$0.49		$0.49
Diluted	$0.38		$0.41	$0.48		$0.48

*In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s results. The table above shows Moody's results for each of the three month periods ended March 31, 2009 and 2008, adjusted to exclude the impact of restructuring.

CONTACT:
Moody’s Corporation
Liz Zale
Vice President
Investor Relations
212-553-1633
elizabeth.zale@moodys.com or ir@moodys.com